EXHIBIT 99.1



                          Company Contact:     Michael Umana
                                               Saucony, Inc.
                                               Chief Financial Officer,
                                               Chief Operating Officer/Treasurer
                                               (978) 532-9000
                                               (800) 625-8080

For Immediate Release

                          Investor Relations:  Chad A. Jacobs/Brendon Frey
                                               Integrated Corporate Relations
                                               (203) 222-9013
                                               cjacobs@icr-online.com


         SAUCONY, INC. REPORTS RECORD FIRST QUARTER FISCAL 2004 RESULTS


|X|  Net income increased 63% to a record $4.2 million

|X| Diluted earnings per share increased to a record $0.58 per Class A common share and $0.64 per Class B common share

|X|  Net sales increased 20% to a record $47.0 million

|X|  5-month order backlog increased 28% to $53.0 million

Peabody, Massachusetts -- April 28, 2004 -- Saucony, Inc. (NASDAQ: SCNYA and SCNYB) today announced record revenues, net income and earnings per share for the quarter ended April 2, 2004.

Net income increased 63% to $4.2 million in the first quarter of 2004, compared to $2.6 million in the first quarter of 2003. Diluted earnings per share increased to $0.58 per Class A share and $0.64 per Class B share in the first quarter of 2004, compared to diluted earnings per share of $0.39 per Class A share and $0.43 per Class B share for the comparable period in 2003. Net sales for the first quarter increased 20%, to a record $47.0 million, compared to $39.1 million in the first quarter of 2003.

John H. Fisher, President and Chief Executive Officer, commented, "Strong demand and solid execution across all of our divisions fueled our record results for the first quarter. A robust at-once business in our core technical running and cross-over footwear categories and substantial international growth helped us to achieve our 10th consecutive quarter of meeting or exceeding expectations. Additionally, we continued to improve our gross margins and ratio of sales growth rates to operating expense growth rates and we recently paid a special dividend in the amount of $26.0 million and increased our regular quarterly cash dividends by 25% in an effort to further return value to our shareholders. We are extremely pleased to begin 2004 with a standout performance and we are excited about our prospects for the remainder of the year."

Order Backlog

Our backlog of open orders at April 2, 2004 scheduled for delivery within the next five months (April 3, 2004 - August 27, 2004) increased 28% to $53.0 million, compared to $41.2 million at April 4, 2003.

At April 2, 2004, the open order backlog for delivery in the next 12 months increased 25% to $62.9 million, from $50.3 million at April 4, 2003.

Mr. Fisher continued, "We continue to gain momentum in our domestic technical footwear business, which significantly contributed to our double-digit increase in open orders scheduled for delivery over the next five months. We are experiencing continued strength and significant year-on-year growth in the mid-priced footwear category, which we refer to as cross-over footwear. We expect that our focus in technical footwear and the expansion of our brand reach in cross-over footwear will continue to be keys in our effort to meet our future growth objectives."

Inventory

Mr. Fisher remarked, "The number of days sales in inventory increased slightly to 85 days at April 2, 2004, compared to 84 days at April 4, 2003. Our inventory management has continued to be exceptional during these challenging times. We believe our quarter ending inventories are high in quality and position us well to take advantage of potential increases in the demand for our core products in the next few months of 2004."

Cash and Working Capital

Mr. Fisher continued, "Our cash and cash equivalents and short-term investments decreased during the quarter, in large measure due to the payment of cash dividends and the use of cash to finance our seasonal working capital needs. We once again demonstrated improved working capital turns and are continuing our efforts to proactively manage our working capital to achieve even greater efficiencies."

Net Sales

Net sales for the first quarter of 2004 increased 20% to $47.0 million, compared to $39.1 million in the first quarter of 2003. Domestic net sales increased 22% to $36.0 million in the first quarter of 2004, compared to $29.6 million in the first quarter of 2003. International net sales increased 16%, to $11.0 million in the first quarter of 2004, compared to $9.5 million in the first quarter of 2003. Our international net sales increase in the first quarter of 2004 is due primarily to favorable changes in foreign exchange rates as compared to the first quarter of 2003. Saucony brand footwear accounted for approximately 88% of total first quarter 2004 net sales, while a combination of Hind apparel and factory outlet stores net sales accounted for the balance.

Gross Margin

The Company's gross margin in the first quarter of fiscal 2004 increased 170 basis points to 40.6%, compared to 38.9% in the first quarter of 2003, due primarily to favorable currency exchange due to the impact of a weaker U.S. dollar against European and Canadian currencies, improved margins on Hind brand apparel, due to increased sales of first quality product at higher margin, and improved margins at our factory outlet division. Partially offsetting these factors in the first quarter of 2004 were increased footwear unit volume of our mid-priced cross-over footwear sold into the athletic mall, sporting goods and value channel at lower gross margins that include rebates provided to certain Saucony domestic customers.

Selling, General and Administrative Expenses

Selling, general and administrative expenses as a percentage of net sales decreased to 25.8% in the first quarter of 2004, compared to 28.0% in the first quarter of 2003. In absolute dollars, selling, general and administrative expenses increased 11%, due primarily to increased administrative and selling payroll, operating expenses associated with the factory outlet division expansion, account specific advertising and promotion, print media advertising, variable selling expenses, and professional fees. Selling expenses as a percentage of net sales in the first quarter of 2004 were 12.9%, compared to 12.6% in the comparable 2003 period, while general and administrative expenses were 12.9% of net sales, compared to 15.4% in the first quarter of 2003.

Non-Operating Income (Expense)

Non-operating income (expense) decreased in the first quarter of 2004 to an expense of $72,000, compared to income of $46,000 in the first quarter of 2003. The decrease was due to foreign currency losses of $144,000 in the first quarter of 2004, compared to foreign currency losses of $15,000 in the first quarter of 2003, due primarily to losses on forward foreign currency contracts. Interest income decreased to $69,000 in the first quarter of 2004, compared to $74,000 in the first quarter of 2003, due to lower levels of invested cash balances and lower interest rates.

Net Income

Net income for the first quarter of 2004 was $4.2 million, or $0.58 per Class A share and $0.64 per Class B share on a diluted basis, compared to $2.6 million, or $0.39 per Class A share and $0.43 per Class B share on a diluted basis, in the first quarter of 2003. Weighted average common shares and common stock equivalents to calculate diluted earnings per share for the first quarter of 2004 and 2003 consisted of, 2,521,000 Class A and 4,323,000 Class B shares and 2,524,000 Class A and 3,717,000 Class B shares, respectively.

Net income available to the Company's common stockholders is allocated among our two classes of common stock, Class A Common Stock and Class B Common Stock. The allocation among each class is based upon the two-class method. Under the two-class method, earnings per share for each class of common stock is presented. The two-class presentation method is required as a result of the Company having two classes of common stock with different participation rights in undistributed earnings.

The increase in the weighted average common shares and equivalents in the first quarter of 2004, as compared to the first quarter of 2003, was due to the issuance of approximately 356,000 Class B common shares due to the exercise of stock options and stock purchase warrants and customary dilutive adjustments in the number of outstanding options to purchase our Class B common stock and the exercise price of such options in connection with the special cash dividend on our common stock announced on February 17, 2004.

Mr. Fisher concluded, "Our record results for the first quarter indicate the heightened demand for our products in all of our key domestic channels of distribution and underscore the overall strength of our business. We are committed to further building brand awareness for both Saucony and Hind through our increased marketing and advertising efforts, and the initial feedback from this program to date has been very positive. We believe our strategy for top-line expansion is on track and we are well-positioned to deliver strong financials and improved shareholder value."


Business Outlook

The Company is providing certain forward-looking information in this press release. These statements are based on the Company's current information and expectations, and actual results may differ materially. The Company undertakes no obligation to update this information. Please see the further disclaimer in the last paragraph of this release. The following information replaces our previous guidance.


Second Quarter and Fiscal Year 2004

The Company expects fully diluted earnings per share to range from $0.34 to $0.36 for Class A shares and to range from $0.38 to $0.40 for Class B shares for the second quarter of 2004 and to range from $1.34 to $1.38 for Class A shares and to range from $1.48 to $1.52 for Class B shares for the year.

The Company expects second quarter net sales to range from $42 million to $43 million. The Company expects net sales for the year to range from $159 million to $161 million.

The Company expects gross margins to range from 39% to 40% for the second quarter and be approximately 40% for the year.

The Company expects selling, general and administration expenses to range from 29% to 30% of sales for the second quarter and be approximately 30% of sales for the year.


Investor Conference Call

The Company will provide a web simulcast and rebroadcast of its first quarter earnings release conference call. The live broadcast of the Company's quarterly conference call is scheduled for April 29, 2004, beginning at 8:30 a.m. Eastern Time and will be accessible online at www.companyboardroom.com and under the "Investor Relations" section at www.sauconyinc.com. The online replay will be available shortly after the conference call and will continue to be available through April 29, 2005.

                                                _ _ _ _ _ _ _ _ _ _

Saucony, Inc. designs, develops, and markets (i) a broad line of performance-oriented athletic shoes for adults under the Saucony(R) brand name,
(ii) athletic apparel under the Hind(R) brand name and (iii) athletic and workplace shoes under the Spot-bilt(R) name.

This press release contains forward-looking statements that involve a number of risks and uncertainties. For this purpose, any statements that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words "believes," "anticipates," "plans," "expects," "intends," "estimates," and similar expressions are intended to identify forward-looking statements, and all of our statements under "Business Outlook" above are forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in the Company's Annual Report on Form 10-K under "Item 7 - Management's Discussion and Analysis of Financial Condition and Results of Operations - Certain Other Factors that May Affect Future Results" ("Certain Factors") filed by Saucony, Inc. with the Securities and
Exchange Commission on April 1, 2004, which Certain Factors discussion is incorporated herein by this reference. In particular, there can be no assurance as to the level of earnings per share, net sales, gross margins, selling, general and administrative expenses and other operating results that will be achieved by the Company in any period because such items are materially dependent upon the condition of the domestic and world economies, the impact of foreign regulation and the performance of foreign suppliers, competition from third parties and consumer preferences. All forward-looking statements are made only as of the date of this press release. The Company makes no undertaking to update any of these statements.


                                          SAUCONY, INC. AND SUBSIDIARIES
                                       Condensed Consolidated Balance Sheet

                                                    (Unaudited)
                                      (in thousands, except per share amounts)

                                                      ASSETS

                                                                  April 2,                      January 2,
                                                                    2004                           2004
                                                                  -------                       ---------

Current assets:
   Cash and cash equivalents.....................................$  12,689                      $   41,781
   Short-term investments........................................       --                           5,788
   Accounts receivable...........................................   32,153                          19,167
   Inventories...................................................   22,239                          22,421
   Prepaid expenses and other current assets.....................    3,076                           3,669
                                                                 ---------                      ----------
     Total current assets........................................   70,157                          92,826
                                                                 ---------                      ----------

Property, plant and equipment, net...............................    6,571                           6,201
                                                                 ---------                      ----------

Other assets.....................................................    1,202                           1,166
                                                                 ---------                      ----------

Total assets.....................................................$  77,930                      $  100,193
                                                                 =========                      ==========



                                       LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Current portion of capitalized lease obligations..............$      70                      $       --
   Accounts payable..............................................    7,244                           9,259
   Accrued expenses and other current liabilities................    7,614                           9,544
                                                                 ---------                      ----------
     Total current liabilities...................................   14,928                          18,803
                                                                 ---------                      ----------

Long-term obligations:
   Capitalized lease obligations, net of current portion.........      210                              --
   Deferred income taxes.........................................    2,048                           2,016
                                                                 ---------                      ----------
     Total long-term obligations.................................    2,258                           2,016
                                                                 ---------                      ----------

Minority interest in consolidated subsidiaries...................      351                             320
                                                                 ---------                      ----------

Stockholders' equity:
   Common stock, $.33 1/3 par value..............................    2,426                           2,307
   Additional paid in capital....................................   22,652                          19,010
   Retained earnings.............................................   41,551                          63,655
   Accumulated other comprehensive income........................      329                             505
   Common stock held in treasury, at cost........................   (6,565)                         (6,423)
                                                                 ---------                      ----------
     Total.......................................................   60,393                          79,054
                                                                 ---------                      ----------

Total liabilities and stockholders' equity.......................$  77,930                      $  100,193
                                                                 =========                      ==========

                                           SAUCONY, INC. AND SUBSIDIARIES
                                     Condensed Consolidated Statements of Income
                               For the quarters ended April 2, 2004 and April 4, 2003

                                                     (Unaudited)
                                      (in thousands, except per share amounts)


                                                                         Quarter                    Quarter
                                                                          Ended                      Ended
                                                                         April 2,                   April 4,
                                                                           2004                       2003
                                                                           ----                       ----

Net sales..............................................................$   46,969                $   39,068
Other revenue .........................................................       179                        95
                                                                       ----------                ----------
Total revenue .........................................................    47,148                    39,163
                                                                       ----------                ----------

Costs and expenses
   Cost of sales.......................................................    27,912                    23,872
   Selling expenses....................................................     6,058                     4,932
   General and administrative expenses.................................     6,078                     5,988
                                                                       ----------                ----------
     Total costs and expenses..........................................    40,048                    34,792
                                                                       ----------                ----------

Operating income.......................................................     7,100                     4,371
Non-operating income (expense)
   Interest income.....................................................        69                        74
   Interest expense....................................................        --                        (2)
Foreign currency losses ...............................................      (144)                      (15)
   Other...............................................................         3                       (11)
                                                                       ----------                ----------
Income before income taxes and minority interest.......................     7,028                     4,417
Provision for income taxes.............................................     2,759                     1,750
Minority interest in income of consolidated subsidiaries...............        38                        64
                                                                       ----------                ----------
Net income.............................................................$    4,231                $    2,603
                                                                       ==========                ==========

Per share amounts:

Earnings per share:
   Basic:
       Class A common stock............................................$    0.63                 $     0.41
                                                                       =========                 ==========
       Class B common stock............................................$    0.69                 $     0.45
                                                                       =========                 ==========
   Diluted:
       Class A common stock............................................$    0.58                 $     0.39
                                                                       =========                 ==========
       Class B common stock............................................$    0.64                 $     0.43
                                                                       =========                 ==========

Weighted average common shares and equivalents outstanding:
   Basic:
       Class A common stock............................................     2,521                     2,524
       Class B common stock............................................     3,801                     3,543
                                                                       ----------                ----------
                                                                            6,322                     6,067
                                                                       ==========                ==========
   Diluted:
       Class A common stock............................................     2,521                     2,524
       Class B common stock............................................     4,323                     3,717
                                                                       ----------                ----------
                                                                            6,844                     6,241
                                                                       ==========                ==========

Cash dividends per share of common stock:
       Class A common stock............................................$   4.050                 $      --
       Class B common stock............................................$   4.055                 $      --
